UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 27, 2010

VIACOM INC.
(Exact name of registrant as specified in its charter)

Delaware	001-32686	20-3515052
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1515 Broadway, New York, NY	10036
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 258-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)       On May 27, 2010, Viacom Inc. (“Viacom” or the “Company”) entered into an amended and restated employment agreement (the “Agreement”) with Thomas E. Dooley, currently Viacom’s Senior Executive Vice President, Chief Administrative Officer and Chief Financial Officer, reflecting terms agreed with the Viacom Compensation Committee (the “Compensation Committee”).  The Agreement extends Mr. Dooley’s term of employment to December 31, 2016 with the following modifications:

Promotion.  The Agreement reflects Mr. Dooley’s promotion to Chief Operating Officer of Viacom.  Mr. Dooley will also continue to act as the Company’s Chief Financial Officer, until a successor is appointed.

Base Salary.  Mr. Dooley’s base salary was unchanged.

Annual Performance-Based Cash Bonus.  Under the Agreement, effective January 1, 2010, Mr. Dooley’s target annual cash bonus under Viacom’s Senior Executive Short-Term Incentive Plan was increased to $9.5 million from the earlier-established target of $8.0 million, subject to the achievement of performance goals established by the Viacom Compensation Committee.  The target bonus amount is subject to annual merit reviews.

One-Time Equity Awards.  On May 27, 2010, Mr. Dooley received a grant of 800,000 performance restricted share units (“PRSUs”) that will vest in four equal annual installments beginning with the fiscal year ending September 30, 2011, and will deliver, at the time of vesting, 75% to 125% of the shares underlying the PRSUs, depending on the achievement of company financial targets over specified periods.  On June 2, 2010, Mr. Dooley will be granted stock options to purchase 1,600,000 shares of our Class B common stock, which will vest in four equal annual installments and have an exercise price equal to the closing market price of our Class B common stock on the date of grant.

Annual Equity Awards.  Mr. Dooley’s annual equity awards are unchanged, and he will continue to receive an annual grant of performance share units (“PSUs”) with a value equal to $4.8 million on January 1 of each year and an annual grant of stock options with a Black-Scholes value equal to $4.8 million on the same day that the Committee makes its annual grant of equity awards to employees generally.  The terms of the PSUs and stock options are consistent with prior grants.

Benefits.  Mr. Dooley will continue to be eligible to participate in Viacom’s retirement and other employee benefit plans for which he qualifies pursuant to the terms of the applicable plan, and he will continue to receive life insurance coverage in the amount of $5 million.

   Other Provisions.  The agreement provides for severance benefits upon a termination without “cause” or resignation for “good reason”, as those terms are defined in the agreement, including the vesting of certain equity awards and cash severance capped at 3 times base salary and bonus amounts.  In addition, the excise tax gross-up provision was eliminated for all years after 2013, unless certain limited circumstances apply.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIACOM INC.

By:	/s/ Michael D. Fricklas
	Name:	Michael D. Fricklas
	Title:	Executive Vice President, General Counsel and Secretary

Date:  May 28, 2010